Registration  No.  333-46487



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------


                         Post-Effective Amendment No. 2
                                       To
                                    Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                            ------------------------


                               SPRINT CORPORATION
             (Exact name of registrant as specified in its charter)


                    Kansas                        48-0457967
         (State or other jurisdiction          (I.R.S. Employer
             of incorporation or              Identification No.)
                organization)


               Post Office Box 11315, Kansas City, Missouri 64112
                    (Address of principal executive offices)
                            ------------------------


                               SPRINT CORPORATION
                           1990 RESTRICTED STOCK PLAN
                            (Full title of the Plan)
                            ------------------------


                              CLAUDIA S. TOUSSAINT
          Vice President, Corporate Governance and Corporate Secretary
                                 P.O. Box 11315
                           Kansas City, Missouri 64112
                     (Name and address of agent for service)

          Telephone number, including area code, of agent for service:
                                 (913) 794-1513
                            ------------------------

     This Registration Statement as originally filed related to the offering of 358,178 shares of Sprint Common Stock ("Sprint Common Stock") issuable under the 1990 Restricted Stock Plan. 1,540 of these shares were issued by Sprint before the reclassification of Sprint Common Stock into FON Common Stock and PCS Common Stock, leaving 356,638 shares of Sprint Common Stock. On November 23, 1998, the remaining 356,638 shares of Sprint Common Stock were reclassified into 356,638 shares of FON Common Stock and 178,319 shares of PCS Common Stock. No shares of FON Common Stock were issued after the reclassification and before a two-for-one split of the FON Common Stock in the 1999 second quarter. As a result of the split, the number of shares of FON Common Stock covered by the Registration Statement was increased to 713,276 shares. After the reclassification and before a two-for-one split of the PCS Common Stock in the 2000 first quarter, 5,310 shares of PCS Common Stock were issued, leaving 173,009 shares of PCS Common Stock. As a result of the split, the number of shares of PCS Common Stock was increased to 346,018 shares. All of the shares of FON Common Stock and PCS Common Stock covered by the Registration Statement have been issued.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on the 18th day of June, 2003.

                               SPRINT CORPORATION



                              By:    /s/ Robert J. Dellinger
                                     (R. J. Dellinger, Executive Vice President)


      Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name                    Title                          Date

                        Chairman of the Board and   )
                        Chief Executive Officer     )
                        (Principal Executive        )
/s/ G. D. Forsee        Officer)                    )
G. D. Forsee                                        )
                        Executive Vice President    )
                        and Chief Financial Officer )
                        (Principal Financial        )
/s/ Robert J. Dellinger Officer)                    )
R. J. Dellinger                                     )
                        Senior Vice President and   )
                        Controller                  )  June 18, 2003
                        (Principal Accounting       )
/s/ J. P. Meyer         Officer)                    )
(J. P. Meyer)                                       )
                                                    )
                                                    )
/s/ DuBose Ausley       Director                    )
(DuBose Ausley)                                     )
                                                    )
                                                    )
/s/ I. O. Hockaday, Jr. Director                    )
(I. O. Hockaday, Jr.)                               )
                                                    )


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

                                                    )
                        Director                    )
(L. K. Lorimer)                                     )
                                                    )
                                                    )
/s/ C. E. Rice          Director                    )
(C. E. Rice)                                        )
                                                    )
                                                    )  June 18, 2003
                        Director                    )
(Michael M. Sears)                                  )
                                                    )
                                                    )
/s/ Louis W. Smith                                  )
(Louis W. Smith)        Director                    )
                                                    )
                                                    )
/s/ Stewart Turley      Director                    )
(Stewart Turley)                                    )






















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